Exhibit 99.1
Sun Hydraulics Reports 2015 Second Quarter Results

SARASOTA, FL, August 3, 2015 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the second quarter of 2015 as follows:

	June 27, 2015	June 28, 2014	Increase/(Decrease)
Three Months Ended
Net sales	$54.0	$61.1	(12)%
Net income	$9.2	$12.2	(25)%
Net income per share:
Basic	$0.35	$0.46	(24)%
Diluted	$0.35	$0.46	(24)%
Six Months Ended
Net sales	$108.4	$117.9	(8)%
Net income	$19.6	$23.6	(17)%
Net income per share:
Basic	$0.74	$0.89	(17)%
Diluted	$0.74	$0.89	(17)%

"Second quarter sales were consistent with our expectations,” said Allen Carlson, Sun's President and CEO. “The global business climate continues to be difficult. Unfavorable fluctuations in demand and currency rates impacted Q2 performance in all geographic markets. Second quarter demand in the Americas was down 14%. European sales were down 13%, 6% of which related to currency. Asian sales decreased by 2%. Despite the slowing growth of the Chinese economy, demand in China increased by 9% as a result of our marketing focus over the last couple years. As expected, the strengthening U.S. Dollar continued to negatively impact sales in Q2 by an estimated $1.8M and reduced EPS by $0.05 over last year.”

"While this continues to be a challenging economic environment, we are focused on things we can control,” stated Carlson. “We are investing for the long term in both operational excellence and marketing efforts around the world. Operationally, we are harnessing advancements in manufacturing technology and automating processes for better efficiency. Globally, we have added marketing resources over the last three months which include field application engineers in Europe and Asia, as well as a business development function to work across the organization. QuickDesign, our tool which enables users to quickly configure a custom integrated package through our website, is gaining significant traction. There’s been a sizable increase in the quantity of design requests with actual sales following suit. Through these and other resources, we continue to create competitive opportunities in the marketplace.”

Continuing, Carlson remarked, “Product development efforts remain in the forefront. Our latest endeavor, initially announced as a technology collaboration back in November (11/10/2014 Press Release), has been developed by Sun into a commercially viable product line that integrates digital control into Sun’s electrically-actuated cartridge valves. Sun will be the first to bring Digital Logic Valve (DLV) technology to the fluid power market. These valves are lighter and smaller than a comparative electrically-actuated valve and operate faster while consuming significantly less energy. Preliminary prototyping phases are complete and we are currently beta testing. We look forward to the next generation of applications that will benefit from this technology.”

“Our efforts remain firmly focused on the future,” concluded Carlson. “We will continue to exceed customer expectations, grow our global presence, and deliver strong financial results. As further opportunities present themselves, we’ll be ready.”

Outlook

Third quarter 2015 revenues are expected to be approximately $50 million, down 8% from the third quarter of 2014. Earnings per share are estimated to be $0.32 to $0.34 compared to $0.37 in the same period a year ago.   Currency is responsible for $1.9M of the decline in revenues and $0.04 of the decline in earnings per share in the Q3 estimates.  Q3 EPS estimates also include a one-time gain of approximately $0.04 related to the sale of a building used in our South Korean operation.  The building was vacated and held for sale in Q4 2014 when the Korean operations were consolidated into a new facility.
Webcast
Sun Hydraulics Corporation will broadcast its 2015 second quarter financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, August 4, 2015. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A
If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-539-3612 and using 5379553 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”
Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.
FORWARD-LOOKING INFORMATION
Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.
Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended June 27, 2015, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 27, 2014. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Three months ended
	June 27, 2015	June 28, 2014
	(unaudited)	(unaudited)
Net sales	$54,016	$61,050
Cost of sales	32,612	35,294
Gross profit	21,404	25,756
Selling, engineering and administrative expenses	7,329	7,379
Operating income	14,075	18,377
Interest income, net	(344)	(284)
Foreign currency transaction gain, net	260	(37)
Miscellaneous (income) expense, net	185	274
Income before income taxes	13,974	18,424
Income tax provision	4,726	6,238
Net income	$9,248	$12,186
Basic net income per common share	$0.35	$0.46
Weighted average basic shares outstanding	26,684	26,444
Diluted net income per common share	$0.35	$0.46
Weighted average diluted shares outstanding	26,684	26,444
Dividends declared per share	$0.090	$0.090

	Six months ended
	June 27, 2015	June 28, 2014
	(unaudited)	(unaudited)
Net sales	$108,402	$117,859
Cost of sales	65,603	68,036
Gross profit	42,799	49,823
Selling, engineering and administrative expenses	14,615	14,720
Operating income	28,184	35,103
Interest income, net	(661)	(596)
Foreign currency transaction gain, net	(699)	(30)
Miscellaneous (income) expense, net	212	358
Income before income taxes	29,332	35,371
Income tax provision	9,707	11,800
Net income	$19,625	$23,571
Basic net income per common share	$0.74	$0.89
Weighted average basic shares outstanding	26,645	26,409
Diluted net income per common share	$0.74	$0.89
Weighted average diluted shares outstanding	26,645	26,409
Dividends declared per share	$0.270	$0.270

SUN HYDRAULICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 27, 2015	December 27, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$71,667	$56,843
Restricted cash	316	319
Accounts receivable, net of allowance for doubtful accounts of $143 and $172	19,522	17,501
Inventories	12,430	14,098
Deferred income taxes	464	467
Short-term investments	43,749	43,353
Other current assets	3,003	2,966
Total current assets	151,151	135,547
Property, plant and equipment, net	76,478	77,716
Goodwill	5,040	5,141
Other assets	4,675	4,360
Total assets	$237,344	$222,764
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$5,638	$4,873
Accrued expenses and other liabilities	5,423	7,908
Income taxes payable	886	559
Dividends payable	2,402	2,392
Total current liabilities	14,349	15,732
Deferred income taxes	8,509	8,501
Other noncurrent liabilities	269	272
Total liabilities	23,127	24,505
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001, no shares outstanding	—	—
Common stock, 50,000,000 shares authorized, par value $0.001, 26,688,080 and 26,572,774 shares outstanding	27	27
Capital in excess of par value	79,543	73,499
Retained earnings	141,239	128,818
Accumulated other comprehensive income (loss)	(6,592)	(4,085)
Total shareholders’ equity	214,217	198,259
Total liabilities and shareholders’ equity	$237,344	$222,764

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Six months ended
	June 27, 2015	June 28, 2014
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$19,625	$23,571
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,572	4,212
(Gain)Loss on disposal of assets	94	134
Provision for deferred income taxes	98	50
Allowance for doubtful accounts	(29)	—
Stock-based compensation expense	1,959	1,853
(Increase) decrease in, net of assets acquired:
Accounts receivable	(1,992)	(5,682)
Inventories	1,668	(856)
Income taxes receivable	—	954
Other current assets	(37)	(1,601)
Other assets	373	(99)
Increase (decrease) in, net of liabilities assumed:
Accounts payable	765	1,346
Accrued expenses and other liabilities	1,050	2,752
Income taxes payable	327	21
Other noncurrent liabilities	(3)	17
Net cash provided by operating activities	28,470	26,672
Cash flows from investing activities:
Investment in licensed technology	(575)	—
Capital expenditures	(3,079)	(5,057)
Purchases of short-term investments	(12,025)	(18,990)
Proceeds from sale of short-term investments	10,611	19,149
Net cash used in investing activities	(5,068)	(4,898)
Cash flows from financing activities:
Proceeds from stock issued	550	409
Dividends to shareholders	(7,194)	(7,129)
Change in restricted cash	3	(20)
Net cash used in financing activities	(6,641)	(6,740)
Effect of exchange rate changes on cash and cash equivalents	(1,937)	2,193
Net increase (decrease) in cash and cash equivalents	14,824	17,227
Cash and cash equivalents, beginning of period	56,843	54,912
Cash and cash equivalents, end of period	$71,667	$72,139
Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$9,369	$10,775
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$3,535	$3,226

Contact:
David Lamb
Investor Relations
941-362-1200
Tricia Fulton
Chief Financial Officer
941-362-1200